Exhibit 10.21

OPTION CONTRACT

THIS OPTION CONTRACT (this “Option Contract”), is made and entered into this 11th day of September, 2002 (the “Granting Date”), by and between INERGY HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and R. BROOKS SHERMAN JR. (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has in place an Amended and Restated Employee Option Plan, a copy of which is attached hereto as Exhibit A (the “Option Plan”); and

WHEREAS, the Company desires to grant to the Optionee the option to purchase a 3.5% Percentage Interest pursuant to the Option Plan;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option.

Subject to the terms, conditions and provisions contained in the Option Plan and in this Option Contract, the Company hereby grants to the Optionee the right and option (the “Option”) to invest in the Company, at the times and on the terms and conditions set forth herein, an aggregate of $3,211,498, subject to adjustment as provided in the Option Plan (the “Option Price”), a Percentage Interest in the Company equal to 3.5%, subject to adjustment as provided in the Option Plan (the “Optioned Percentage”).

2. Exercise of Option.

The Option shall be exercisable in whole or in part (but the Option may not be exercisable in an amount less than a 0.5% Percentage Interest in the Company at any one time) by the Optionee by the giving of written notice of exercise to the Company and by payment in cash within 180 days of such notice of an amount equal to the pro rata Option Price plus any applicable federal, state or local taxes for which the Company has a withholding obligation in connection with such purchase, subject, however, to the following restrictions:

(a) The Option shall expire on, and shall not be exercisable after, the tenth (10th) anniversary of the date hereof.

(b) The Option shall not be exercisable before December 31, 2006; provided, however, if the Optionee ceases to be employed by Inergy GP, LLC, a Delaware limited liability company (“Inergy GP”) or one of its affiliates by reason of his death or disability or by reason of Inergy GP or one of its affiliates terminating his employment without Cause (as defined in the Employment Agreement, dated as of even date herewith, between the Optionee and Inergy GP (the “Employment Agreement”)), he or his legal representative shall have the right to exercise that portion of the Option (up to the full amount of the Option) that is equal to the number of full years he was continuously employed since the date hereof divided by five, so that by way of example, if the Optionee was continuously employed by Inergy GP or one of its affiliates for two and one-half years before being terminated without Cause, he would have the right to exercise 40% of the Option. The Option may be exercised under this subsection 2(b) no later than 180 days following the fifth (5th) anniversary of the date hereof.

(c) Except as provided in subsection 2(b) above, immediately upon the Optionee ceasing to be an employee of Inergy GP or one of its affiliates, the Option, if not previously exercised, shall be null and void and the Optionee shall have no further rights and the Company shall have no further obligations hereunder; provided, however that in the event that the Optionee ceases to be an employee of Inergy GP or one of its affiliates subsequent to December 31, 2006 and prior to the tenth (10th) anniversary of the date hereof other than because of Inergy GP’s or one of its affiliates’ termination of his employment for Cause (as defined in the Employment Agreement), this subsection 2(c) shall be of no force or effect and the Optionee shall have 180 days from the date of the Optionee’s termination to exercise the Option in full in accordance with this Option Contract.

3. Incorporation of Option Plan.

The Option Plan is hereby incorporated by reference into this Option Contract and made a part hereof. In the event of an inconsistency between this Option Contract and the Option Plan, the specific terms of this Option Contract shall govern.

4. Rights of Optionee.

The Optionee shall not be, nor shall he have any of the rights or privileges of, a Member of the Company unless and until the Option has been exercised or the Optionee has otherwise become a Member of the Company. Upon becoming a Member of the Company, the Employee shall execute such agreements and documents as may be necessary or appropriate, including Employee’s agreement to be bound by the Operating Agreement.

5. Securities Laws.

The Percentage Interest subject to the option granted hereunder is an unlisted, unregistered security. Accordingly, the Percentage Interest granted hereunder shall be subject to the requirement that if at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Percentage Interest subject to such grant upon any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with such grant or the issue or purchase of Percentage Interests, such grant shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the sole Voting Member of the Company.

6. Purchase Entirely for Own Account.

This Option Contract is made with the Optionee in reliance upon the Optionee’s representation to the Company, which by the Optionee’s execution of this Option Contract the Optionee hereby confirms, that the Percentage Interests to be received by the Optionee will be acquired for investment for the Optionee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Optionee has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Option Contract, the Optionee further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Percentage Interests.

7. Not an Employment Contract.

Nothing herein contained shall be construed as requiring the Company (or any affiliate of the Company, including, but not limited to, Inergy GP) to employ the Optionee for any specific period.

8. Nonassignability.

Except as otherwise herein provided, the Option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option herein granted, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, contrary to the provisions hereof, the Option and the rights and privileges conferred hereby shall immediately become null and void.

9. Notice.

Any notice, request, consent or communication under this Option Contract shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Name:	With Copy To:

Inergy Holdings, LLC	Stinson Morrison Hecker LLP
2 Brush Creek Blvd., Suite 200	1201 Walnut, Suite 2800
Kansas City, Missouri 64112	Kansas City, Missouri 64106-2150
Attn: John J. Sherman	Attn: Paul E. McLaughlin

If to the Optionee:

R. Brooks Sherman Jr.
2 Brush Creek Blvd., Suite 200
Kansas City, Missouri 64112

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 9.

10. Binding Effect.

This Option Contract shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns, as applicable, of the parties hereto.

11. Governing Law.

This Option Contract and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12. Entire Agreement.

This Option Contract constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

13. Counterparts.

This Option Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Option Contract shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Option Contract, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Option Contract, except as expressly provided in this Option Contract.

15. Headings. The headings used in this Option Contract are used for convenience only and are not to be considered in construing or interpreting this Option Contract.

IN WITNESS WHEREOF, the Company has caused this Option Contract to be executed by a duly authorized officer, and the Optionee has hereunto set his hand on the day and year first above written.

INERGY HOLDINGS, LLC

By:	/s/ John J. Sherman
John J. Sherman, President

/s/ R. Brooks Sherman, Jr.
R. Brooks Sherman Jr.

EXHIBIT A

INERGY HOLDINGS, LLC

Amended and Restated Employee Option Plan

(August 26, 2002)

(a) Options Granted. Upon the approval of a Voting Member Majority, the Company may from time to time grant options (“Employee Options”) to acquire Interests in the Company to persons employed by the Company or by corporations, limited liability companies or other entities in which the Company has a controlling interest (“Affiliates”). Such Employee Options will be granted to acquire a specified Percentage Interest (the “Optioned Percentage Interest”) for a specified dollar amount (the “Option Price”). Each such Employee Option shall be evidenced by an option contract in such form as a Voting Member Majority may approve.

(b) Anti-Dilution Adjustments to Options:

(1) In the event that, subsequent to the granting of an Employee Option, capital contributions are made to the Company by Members or others and the holder of such Employee Option does not contribute a percentage of such new capital equal to such holder’s Optioned Percentage Interest, then such Optioned Percentage Interest shall be reduced to a percentage equal to the previous Optioned Percentage Interest times the ratio of John Sherman’s percentage interest in the Company after such capital contributions are made divided by John Sherman’s percentage interest in the Company before such capital contribution.

(2) In the event capital contributions are made to the Company by the Members or others and the holder of an Employee Option contributes a percentage of such new capital equal to the Optioned Percentage Interest under such Employee Option, then the Optioned Percentage Interest (when combined with the interest acquired pursuant to this paragraph) and the Option Price under such Employee Option shall remain unchanged. In such event, the holder of the Employee Option shall become a Nonvoting Member of the Company with a capital account equal to the amount so contributed and shall have a Percentage Interest determined pursuant to Section 3.4 of the Limited Liability Company Agreement. If such holder subsequently exercises the Employee Option, (i) the holder’s Capital Account will be increased to an amount equal to the Optioned Percentage Interest under such Employee Option times the Fair Value of the Company’s assets as determined under Section 3.5(b) of the Limited Liability Agreement of the Company, and (ii) all other Members’ Capital Accounts shall be adjusted to reflect the disproportionate capital contribution being made in connection with such exercise as provided in Section 3.5(b) of the Limited Liability Company Agreement.

(3) In the event that, subsequent to the granting of an Employee Option, the percentage interest of a member of the Company is reduced by reason of a distribution of property or otherwise (but not including a reduction resulting from capital contributions made by others), then the Optioned Percentage Interest in such Employee Option shall be increased to a percentage equal to the previous Optioned Percentage Interest times the ratio of John Sherman’s percentage interest in the Company after such reduction in a member’s percentage interest divided by John Sherman’s percentage interest before such reduction.

(4) In the event of any Distributions in excess of the Company’s net income (on an aggregate basis and excluding any Section 754 adjustments) by the Company prior to the exercise of an Employee Option, the Option Price of such Employee Option shall be reduced by an amount equal to the Optioned Percentage Interest times the amount of such Distribution, but the Option Price shall not be reduced below One Dollar ($1.00).

(c) Sale of Control. Upon any Sale of Control (as herein defined), each holder of an Employee Option shall be required to take such action as may be requested by the Members participating in such Sale of Control to require such holder to exercise such Employee Option and participate in such Sale of Control upon the same terms and conditions as the Members participating in such Sale of Control. Upon any Sale of Control, each holder of an Employee Option shall have the right to exercise such Employee Option whether or not it is then exercisable and shall further have the right to participate in such Sale of Control upon the same terms and conditions as the Members participating in such Sale of Control. As used herein, a “Sale of Control” means a transfer (or a group of related transfers) for value of more than 50% of the Percentage Interests held by all Members.

(d) Termination of Options. Options granted under this Plan shall terminate as provided in the Option Contract and shall terminate upon the holder of the Employee Option ceasing to be an employee of the Company or any of its Affiliates for any reason whatsoever, including termination by such holder, termination by the employer, death or disability of the holder, or any other reason.

(e) Employee Options Holders Not Members. No holder of an Employee Option shall have any rights as a Member of the Company by reason of the holding of such Employee Option.

(f) Amendments. This Employee Option Plan may be amended, modified or terminated at any time by a Voting Member Majority; provided, however, no such amendment shall be effective as to any outstanding Option Contract to the extent it adversely affects the holder of the Employee Option thereunder.

(g) Definitions. All initial capitalized terms used herein but not defined herein shall have the meaning given them in the Limited Liability Agreement of the Company.

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